Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: September 29, 2016

ARC GROUP WORLDWIDE ANNOUNCES NEW SENIOR CREDIT FACILITY

DELAND, FL--(Marketwired – September 29, 2016) - ARC Group Worldwide, Inc. ("ARC" and the "Company") (ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, announced today the closing of a new $42.5 million Senior Credit Agreement (the “Senior Credit Facility”) with Citizens Bank, N.A.  Proceeds from the financing will be used to support the continued expansion of ARC’s core precision manufacturing and metal 3D printing businesses, along with repaying all amounts outstanding under the prior senior credit facility totaling $30.4 million.

ARC Chief Financial Officer, Drew M. Kelley, commented, “Our new Senior Credit Facility provides a solid foundation for the Company’s continued growth, as well as simplifies our capital structure.  Notably, the asset-based facility effectively mortgages the Company’s real estate assets.  We initially evaluated a sale leaseback of the U.S. properties we own, which includes our 125,000+ square foot advanced manufacturing campus in Colorado.  While we received several attractive offers for our properties, we were instead able to secure through the Senior Credit Facility a $17.5 million, 20-year amortizing mortgage-based term loan at LIBOR + 3.50%.  This offered us greater net proceeds than the after-tax amount of a sale leaseback, and an interest cost of less than half of the indicated sale leaseback cap rates.”

Mr. Kelley continued, “The balance of the refinancing is a new 5-year, $25.0 million Revolving Commitment, with only $13.6 million drawn at closing.  The new asset based revolver is interest only, with a pricing grid of LIBOR + 2.25%-2.75%.  As a result, our new Senior Credit Facility increases our financial flexibility and lessens restrictive covenants, while at the same time materially reduces mandatory amortization and interest cost relative to the previous senior credit facility.  The structure also provides the financial resources necessary to support expansion of the business, both through investment and potential acquisitions.  Overall, we believe the new Senior Credit Facility demonstrates the value of our asset base, the solid partnership with our financial partners, and positions ARC with resources to continue to build on the Company's recent growth.”

“We are very happy to be able to help the ARC team achieve their strategic and financial goals, and we look forward to continuing our partnership with them as they grow,” said Lisa Maass, Connecticut President of Citizens Bank.

Added Chris Carmosino, President of Business Capital at Citizens Bank: “Citizens works very hard to be our clients’ lead bank by providing great solutions that deliver value for them at every stage of their business life cycle.”

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a global advanced manufacturing and 3D printing service provider focused on accelerating speed to market for its customers.  ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, as well as lean manufacturing to improve efficiency.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, plastic and metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, rapid tooling, thixomolding, antennas, and flanges and forges.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $145.2 billion in assets as of June 30, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides wealth management, mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2016, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com